Exhibit 99.1

Crossroads Capital Announces Disposition of Shares in Centrify Corporation

LINCOLN, Neb., Dec. 8, 2016 /PRNewswire/ -- Crossroads Capital, Inc. (Nasdaq: XRDC) (the "Company") has announced the sale of its entire position in Centrify Corporation ("Centrify").

On December 7, 2016, the Company sold its entire position of 1,084,873 shares of Centrify Series E Convertible Preferred Stock for $3,200,000.

Ben H. Harris, J.D., Chief Executive Officer and President of the Company, said: "In addition to the recent disposition of a portion of our interest in Metabolon, Inc., the sale of all of our Series E shares in Centrify furthers our investment objective of preserving capital and maximizing stockholder value."

Mr. Harris added, "Consistent with the Company's investment objective, we will not be re-investing these proceeds. In due course, we intend to issue future announcements regarding a cash distribution to shareholders."

About Crossroads Capital, Inc.

Crossroads Capital, Inc. (www.xroadscap.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940.

Investor Relations Contact:	Ben H. Harris Chief Executive Officer and President
(402) 261-5345
ben@xroadscap.com

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Capital's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" set forth in Crossroads Capital's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission ("SEC"), and subsequent filings with the SEC. Please refer to Crossroads Capital's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Crossroads Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Crossroads Capital's website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.